Exhibit 99.1

NEWS RELEASE
Contact: Brooke Hart Brooke.Hart@hii-co.com (202) 329-5285

HII Elects Frank R. Jimenez to Board of Directors

NEWPORT NEWS, Va. (Feb. 1, 2022) HII (NYSE:HII) announced today that former General Counsel of the U.S. Department of the Navy Frank R. Jimenez has been elected to the company’s board of directors, effective Jan. 27, 2022.

Most recently, Jimenez served as executive vice president and general counsel at Raytheon Technologies Corporation. Jimenez has also served as general counsel at Raytheon Company prior to its 2020 merger with United Technologies Corporation, as well as at Bunge Limited, Xylem Inc. and ITT Corp.

“We are very pleased to welcome Frank to the board of HII,” said Kirk Donald, chairman of the board of HII. “Frank brings significant experience in private industry and public service, including in defense industry regulation, governance, anti-corruption, and international trade compliance. I look forward to his valuable counsel.”

A photo accompanying this release is available at: https://newsroom.huntingtoningalls.com/file/frank-jimenez.

As general counsel of the Navy, Jimenez managed more than 600 attorneys worldwide, helped to oversee the Naval Criminal Investigative Service, and advised senior Navy and Marine Corps officials on litigation, acquisition, fiscal, environmental, property, personnel, legislative and ethics issues.

Jimenez received a Bachelor of Science degree from the University of Miami and a Juris Doctor from Yale Law School. He also received a Master of Business Administration in finance and strategic management from the University of Pennsylvania’s Wharton School and a Master of Arts in national security and strategic studies from the U.S. Naval War College, with an emphasis in the law of armed conflict. Jimenez is admitted to the bars of Florida, the District of Columbia, New York and the U.S. Supreme Court.

HII is a global engineering and defense technologies provider. With a 135-year history of trusted partnerships in advancing U.S. national security, HII delivers critical capabilities ranging from the most powerful and resilient maritime platforms ever built, to unmanned systems, ISR and AI/ML analytics. HII leads the industry in mission-driven solutions that support and enable a connected, integrated full spectrum force. Headquartered in Newport News, Virginia, HII’s skilled workforce is 44,000 strong. For more information, visit:

•	HII on the web: www.HII.com

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

http://newsroom.huntingtoningalls.com

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Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com/media